UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

NATIONAL PROPERTY INVESTORS 5

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction: $8,950,000

(5)	Total fee paid: $1,039.10

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SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
RISK FACTORS
REASONS FOR THE SALE
MARKETING
ESTIMATED DISTRIBUTION OF SALE PROCEEDS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
THE PROPERTY
THE PARTNERSHIP
THE PURCHASER
THE SALE
PLANS FOLLOWING THE SALE
INTEREST OF CERTAIN PERSONS IN THE SALE
THE MANAGING GENERAL PARTNER’S RECOMMENDATION
SOLICITATION OF CONSENTS
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
WHERE YOU CAN FIND MORE INFORMATION
THE SOLICITATION AGENT FOR THIS CONSENT SOLICITATION IS:

NATIONAL PROPERTIES INVESTORS 5
55 Beattie Place
P.O. Box 1089
Greenville, South Carolina 29602
July __, 2011
Dear Limited Partner:
     National Property Investors 5, a California limited partnership (the “Partnership”), has entered into an agreement (the “Purchase Agreement”) with BHE Acquisitions, L.L.C., an Iowa limited liability company (the “Purchaser”), to sell Willow Park on Lake Adelaide Apartments (the “Property”), the last remaining property owned by the Partnership, for a purchase price of $8,950,000. In connection with the sale of the Property (the “Sale”), the Purchaser will receive a credit of $400,000 at closing for capital improvements, resulting in a net purchase price of $8,550,000.
     We are writing to request your consent to the Sale upon the terms and conditions set forth in the Purchase Agreement. Under the Partnership’s partnership agreement (the “Partnership Agreement”), the consent of limited partners owning more than 50% of the outstanding units of limited partnership interest of the Partnership (the “Units”) is required to approve the Sale. As of July ___, 2011, there were 82,428 Units outstanding and our affiliates owned 53,930, or approximately 65.43%, of the outstanding Units. As more fully described herein, 37,149 of the Units owned by our affiliates are subject to a voting restriction, which requires that these Units be voted in proportion to the votes made with respect to Units not subject to this restriction. Our affiliates have indicated that they will vote their other 16,781 Units, or approximately 20.36% of the outstanding Units, that are not subject to this restriction in favor of the Sale. Accordingly, the consent of limited partners owning at least 7.11% of the remaining outstanding Units, or approximately 5,860 Units, that are not subject to the voting restriction is required to approve the Sale on the terms described in this Consent Solicitation Statement. This Consent Solicitation Statement contains information you should review before deciding whether to consent to the Sale. This Consent Solicitation Statement is accompanied by a form of Consent of Limited Partner (the “Consent Form”) to be used to indicate your approval or disapproval of the Sale.
     After the Sale of the Property closes, the Partnership will be liquidated and dissolved as provided in the Partnership Agreement. Following the Sale of the Property, we estimate that there will be approximately $8 per Unit to distribute to the limited partners. See “Estimated Distribution of Sale Proceeds.” We expect the distributions will occur within 90 days after the closing of the Sale. The amount and timing of the distributions are estimates, and, as explained below, are based on a number of assumptions and variables that are beyond our control.
     We recommend that you consent to the Sale. The Sale involves certain risks. See “Risk Factors” beginning on page 3 of this Consent Solicitation Statement for a description of risks to consider in connection with the Sale.
     By consenting to the Sale, limited partners also authorize us to agree, on behalf of the Partnership, to changes in the Sale terms (including a sale to a different unaffiliated purchaser) so long as the gross sale price for the Property is greater than or equal to 90% of the gross sale price currently offered by the Purchaser (including assumed indebtedness, if any).
     If the Property is not sold, the Partnership will continue to operate the Property, and there can be no assurance that the Property will be operated profitably, that the Partnership will make any future distributions to limited partners, that if the Partnership does make any future distributions limited partners will receive distributions equal to their tax liability on taxable income allocable to them, that the Property can be operated without substantial improvements, or that a sale of the Property on comparable or more favorable terms will be possible in the future.
     This Consent Solicitation Statement and the accompanying Consent Form are first being mailed on or about July ___, 2011, to limited partners of record as of the close of business on July ___, 2011 (the “Record Date”). Your participation is very important. Please review this Consent Solicitation Statement carefully, complete, date and sign the enclosed Consent Form and return it by hand, mail, overnight courier or fax, pursuant to the instructions in this Consent Solicitation Statement. Please note that this solicitation will expire at 5:00 p.m., New York City time, on __________, 2011 (the “Expiration Date”), unless extended.
     If you have any questions or require any assistance in completing and returning the Consent Form, please contact our Solicitation Agent, Eagle Rock Proxy Advisors, LLC, by mail at 12 Commerce Drive, Cranford, New Jersey 07016; by overnight courier service at 12 Commerce Drive, Cranford, New Jersey 07016; by fax at (908) 497-2349; or by telephone at (800) 217-9608.

Very truly yours, NPI EQUITY INVESTMENTS, INC. Managing General Partner

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ii

SUMMARY TERM SHEET
     This summary highlights material information regarding the Sale but does not describe all of its details. We urge you to read this entire Consent Solicitation Statement, which describes the Sale in detail. We have also included in this summary references to the section of this Consent Solicitation Statement in which you may find a more complete discussion.
•	Sale of Property. On May 26, 2011 (the “Effective Date”), the Partnership entered into the Purchase Agreement with the Purchaser for the Sale of the Property. The purchase price is $8,950,000 and the Purchaser will receive a credit of $400,000 at closing for capital improvements for a net purchase price of $8,550,000. See “The Sale — Summary of Purchase Agreement.”

•	The Purchaser. If the Partnership’s limited partners approve the Sale, the Property will be sold to the Purchaser, BHE Acquisitions, L.L.C., an Iowa limited liability company, in accordance with the terms, and subject to the conditions, of the Purchase Agreement. The Purchaser and its affiliates are in the business of operating residential rental housing. See “The Purchaser.”

•	Dissolution of the Partnership; Distribution to Limited Partners. The Property is the Partnership’s last remaining property. Upon completion of the Sale, the Partnership will dissolve and the Managing General Partner will wind up the affairs of the Partnership. The Managing General Partner will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net Sale proceeds to the partners. Although the actual distribution to limited partners may vary, the Managing General Partner currently estimates that the distribution will be approximately $8 per Unit, based on information available as of April 30, 2011. These amounts are estimates, and, as explained below, are based on a number of assumptions and variables that are beyond the Managing General Partner’s control. The Managing General Partner expects that the distribution of the remaining net Sale proceeds to limited partners will be made within 90 days after the completion of the Sale of the Property. The timing of the distribution is also an estimate and the actual timing may be different. See “Estimated Distribution of Sale Proceeds.”

•	Required Consents. Under the Partnership Agreement, the Sale of the Property requires the consent of limited partners owning more than 50% of the outstanding Units. As of the Record Date, there were 82,428 Units outstanding, and affiliates of the Managing General Partner owned 53,930, or approximately 65.43%, of the outstanding Units. As more fully described herein, 37,149 of the Units owned by affiliates of the Managing General Partner are subject to a voting restriction, which requires these Units to be voted in proportion to the votes made with respect to Units not subject to this restriction. The Managing General Partner’s affiliates have indicated that they will vote their other 16,781 Units, or approximately 20.36% of the outstanding Units, that are not subject to this restriction in favor of the Sale. Accordingly, the consent of limited partners owning at least 7.11% of the remaining outstanding Units, or approximately 5,860 Units, that are not subject to the voting restriction is required to approve the Sale on the terms described in this Consent Solicitation Statement. See “Solicitation of Consents.”

•	Managing General Partner’s Analysis and Recommendation. The Managing General Partner has approved the Purchase Agreement and recommends that the limited partners consent to the Sale. See “Managing General Partner’s Recommendation.”

•	Risk Factors. The Sale involves certain risks, including the recognition of taxable income and the absence of an independent appraisal. See “Risk Factors.”

•	Tax Consequences. Limited partners will recognize taxable gain and loss, for federal and state income tax purposes, as a result of the Sale. Proceeds available for distribution to the limited partners from the Sale after repayment of the Partnership’s debts may be less than the tax liability resulting from the Sale. EACH LIMITED PARTNER SHOULD CONSULT AND RELY ON HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM, HER OR IT OF THE SALE OF THE PROPERTY. See “Certain United States Federal Income Tax Consequences.”

•	Expiration Date. This solicitation will expire at 5:00 p.m. New York City time, on _______, 2011, unless extended in writing by the Managing General Partner, and you can tender your Consent Form until the solicitation expires. See “Solicitation of Consents — Solicitation Period.”

•	How to Consent. To consent to the Sale, mark the appropriate box on the Consent Form that accompanies this Consent Solicitation Statement and send it to the Solicitation Agent, The Altman Group, Inc., at the address set forth at the bottom of the Consent Form. See “Solicitation of Consents — Consent Procedures.”

•	Revocation of Instructions. You may revoke the instructions set forth in your Consent Form by sending a new Consent Form with different instructions to the Solicitation Agent prior to the Expiration Date. See “Solicitation of Consents — Revocation of Instructions.”

•	For Assistance with Consent Form. For assistance in executing the Consent Form, please contact the Managing General Partner’s Solicitation Agent, Eagle Rock Proxy Advisors, LLC, at the address or the telephone number set forth on the last page of this Consent Solicitation Statement and at the bottom of the Consent Form.

•	Additional Information. For additional information about the Partnership, see “The Partnership.” Please contact the Managing General Partner’s Solicitation Agent, Eagle Rock Proxy Advisors, LLC, at (800) 217-9608 (toll-free), with any questions or comments you may have about the Sale.
FORWARD—LOOKING STATEMENTS
     This Consent Solicitation Statement and the documents incorporated by reference contain certain forward-looking statements regarding the Partnership’s operations and business. Statements in this document that are not historical facts are “forward-looking statements.” These forward-looking statements include those relating to: the Partnership’s future business prospects and projected revenues, working capital, liquidity, capital needs, interest costs and income, timing of the Sale, Sale proceeds to be distributed to limited partners, and the applicable tax consequences.

     The words “estimate,” “project,” “intend,” “think,” “opine,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Consent Solicitation Statement. Wherever they occur in this Consent Solicitation Statement or in other statements attributable to the Partnership, forward-looking statements are necessarily estimates reflecting best judgments. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Consent Solicitation Statement and other factors set forth from time to time in the Partnership’s reports and other information provided or made available to limited partners. The Managing General Partner cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Consent Solicitation Statement. The Partnership and the Managing General Partner disclaim any intent or obligation to update forward-looking statements, except as required by law.
RISK FACTORS
     The Sale has certain risks and disadvantages. You should carefully consider the following risks before making a decision whether to consent to the Sale:
     Limited Partners will Recognize Taxable Gain and Loss from the Sale. Limited partners will recognize taxable gain and loss, for federal and state income tax purposes, as a result of the Sale and the liquidation of the Partnership. The ability to offset the potential gain against the expected loss is dependent upon each limited partner’s specific situation; accordingly, proceeds available for distribution to the limited partners from the Sale after repayment of the Partnership’s debts may be less than any tax liability resulting from the Sale and the liquidation of the Partnership. Certain possible tax consequences of the Sale are discussed in more detail below under “Certain United States Federal Income Tax Consequences.” The federal, state and local tax consequences to the limited partners of the Sale may be significant and adverse. EACH LIMITED PARTNER SHOULD CONSULT AND RELY ON HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM, HER OR IT OF THE SALE OF THE PROPERTY.
     The Value of the Property Could be Adversely Affected if the Sale does not Occur. The proposed Sale of the Property may not occur for a number of reasons, some of which are beyond the control of the Managing General Partner. The Sale is conditioned on customary closing conditions, such as receipt of consents and approvals of the limited partners and any other consents required under the Partnership’s organizational documents or by law, and no pending or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser. Failure of the Sale to occur could cause a perception in the market that the Property is worth less than the price in the Purchase Agreement with respect to the Property.
     Time Frame Regarding Sale of the Property. The Managing General Partner considered whether or not to sell the Property after evaluating relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for the Partnership. At the current time, the Managing General Partner believes that the Sale would be advantageous given market conditions, the condition of the Property and tax considerations. In particular, the Managing General Partner considered the changes in the local rental market, the potential for appreciation in the value of the Property and the tax consequences to the limited partners relating to the Sale. However, the Managing General Partner cannot predict or guarantee that now is the most advantageous time to sell the Property.
     The Managing General Partner and Its Affiliates Will Receive Certain Benefits from the Sale of the Property That Other Partners Will Not Receive and Have Certain Conflicts of Interest. As of April 30, 2011, the Managing General Partner and its affiliates hold approximately $1,201,862 of Partnership indebtedness (including accrued fees, loans and accrued interest), which will be repaid from the Sale proceeds. The Managing General Partner will also receive an incentive compensation fee of approximately $126,251 from the Sale proceeds in accordance with the terms of the Partnership Agreement. In addition, because a general partner also is liable generally for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient, a sale of property reduces the general partner’s liability for existing and future partnership debt and liabilities. Furthermore, affiliates of Apartment Investment and Management Company (“Aimco”) control the Managing General Partner and own approximately 65.43% of the outstanding Units of the Partnership as of the Record Date. This results in affiliates of Aimco owning 66.46% of the total outstanding partnership interests in the Partnership, including the general partnership interest, as of the Record Date. Although the Managing General Partner owes fiduciary duties to the limited partners of the Partnership, it also owes fiduciary duties to Aimco, which owns all of the stock of AIMCO/IPT, Inc., the Managing General Partner’s sole stockholder. As a result, the Managing General Partner’s duties to the Partnership and its limited partners may come into conflict with its duties to Aimco.
     The Managing General Partner Has Not Obtained Any Recent Appraisals of the Property. In the absence of an appraisal, the Managing General Partner could be mistaken in believing that the purchase price for the Property under the Purchase Agreement is a fair price.
     If the Property is Sold, the Limited Partners Will Lose the Potential to Receive Future Distributions From the Property. If the Property is sold, the limited partners will no longer receive any future distributions from operating cash flow of the Property or upon a refinancing of the Property, if any.
REASONS FOR THE SALE
     The Managing General Partner believes that the Sale is in the best interests of the limited partners. It came to this conclusion based on many factors, including the following:
•	The Sale terms were negotiated at arms length with the Purchaser, which is an independent third party.

•	At existing Property rent levels, the Partnership may generate taxable income allocable to limited partners without distributing sufficient cash to limited partners to enable limited partners to pay their resulting tax liabilities.
•	The Managing General Partner believes that market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors.
•	There is no established trading market for the Units, and the Sale would provide immediate liquidity for limited partners.
•	Commencing with the tax year following the tax year in which the termination, dissolution and winding up of the Partnership have been completed, the limited partners will no longer need to include in their federal and state income tax returns the various items of income, loss, deduction and credit as previously reported on Schedule K-1’s delivered by the Partnership.
•	The Property was completed in 1972, and given its age, probably will require substantial capital expenditures in the future for which existing reserves may not be adequate.
•	The purchase price to be paid by the Purchaser is higher than any of the other offers the Managing General Partner received for the Property.
•	The estimated distribution of net Sale proceeds to limited partners of $8 per Unit exceeds the net book value per Unit as of March 31, 2011, which is a deficit.
•	It may be difficult to find a buyer at a future date or to sell the Property at as favorable a price in the future.
     In addition to the foregoing factors, the Managing General Partner considered the risks described above under the heading “Risk Factors” as countervailing factors.
MARKETING
     The Managing General Partner marketed the Property to potentially interested parties. In February 2011, the Managing General Partner engaged Walchle Lear Multifamily Advisors, a Florida real estate brokerage firm unaffiliated with the Managing General Partner (the “Broker”), to market the Property. The Managing General Partner and its affiliates transact business with the Broker from time to time. The Broker marketed the Property nationally to organizations known to be interested in the acquisition of multifamily housing projects similar to the Property on a national, regional, or local level. Prospective purchasers were invited to bid on individual projects. In early April 2011, the Broker received letters of intent from numerous potential purchasers. Neither the Managing General Partner nor its affiliates bid on the Property. The Managing General Partner evaluated prospective purchasers and letters of intent in terms of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate the sale transaction. Prospective purchasers deemed qualified after this review were distributed a form real estate purchase contract, and invited to give their best and final offer for the Property. The Broker received revised offers in late April 2011. After evaluating the offers, the Managing General Partner selected the best offer for the Property based on the criteria of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate the sale transaction. The Managing General Partner chose to accept the offer by the Purchaser described in this Consent Solicitation Statement based on these criteria.
ESTIMATED DISTRIBUTION OF SALE PROCEEDS
     The Managing General Partner estimates that it will use the gross proceeds from the Sale as set forth below (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the Managing General Partner, in its reasonable discretion, to address objections made by the Purchaser to the condition of the Property). In addition to the gross Sale proceeds and other assets of the Partnership, the Managing General Partner will make a net contribution of approximately $223,347 pursuant to the terms of the Partnership Agreement to address a deficiency in the Managing General Partner’s capital account.

Gross purchase price	$8,950,000
Plus: Cash and cash equivalents	17,598
Plus: Other partnership assets	95,292
Plus: Managing General Partner contribution	223,347
Less: Mortgage debt, including accrued interest	(6,722,864)
Less: Loans from Managing General Partner and/or affiliates, including accrued interest	(969,949)
Less: Accounts payable, accrued expenses and other liabilities	(388,138)[1]
Less: Estimated closing costs, including transfer taxes	(241,650)
Less: Reserve for contingencies	(179,000)
Less: Incentive compensation fee payable to the Managing General Partner	(126,251)

TOTAL	$658,385

Net proceeds distributable to all partners	$658,385
Percentage of proceeds allocable to limited partners	100%
Net proceeds of distributable to limited partners	$658,385

Total number of Units	82,428

Distributable net proceeds per Unit	$8

[1]	$231,913 of this amount is payable to the Managing General Partner and/or affiliates.
     In addition, the Sale may require the Managing General Partner to escrow part of the proceeds from the Sale for some period of time if the Managing General Partner agrees with the Purchaser to do so.

     These estimates assume that the closing of the Sale occurred as of April 30, 2011, and are based on information known to the Managing General Partner at this time. These figures will adjust based upon the fact that closing will occur after April 30, 2011. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
     Estimated Tax Consequences of the Sale and Liquidation. This table summarizes the Managing General Partner’s estimate of the amount of taxable gain or loss from operations and from the Sale and termination of the Partnership as well as the character or classification of such gain or loss, assuming the Sale had occurred on April 30, 2011. These estimates below are not estimates of the tax liability that will be payable by the limited partners. Instead they are estimates of the gain or loss on which any tax liability or tax benefit will be determined. These estimates are based on information currently available to the Managing General Partner. Actual results may vary from these estimates. The ability to offset the potential gain against the expected loss is dependent upon each limited partner’s specific situation; accordingly, each limited partner should consult his, her or its tax advisor regarding the tax consequences to him, her or it. See “Certain United States Federal Income Tax Consequences — Tax Consequences if the Property is Sold.”

Unrecaptured 1250 gain per Unit upon Sale	$36
Section 1231 gain per Unit upon Sale	$5
Capital loss per Unit upon liquidation	$(54)
Ordinary loss per Unit from operations	$(1)
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The tax consequences to you of the Sale and liquidation of the Partnership may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the Sale and subsequent Partnership liquidation; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the Sale. For purposes of this tax discussion, references to “I.R.C. Section” are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.
     No ruling will be requested from the Internal Revenue Service on any of the federal tax matters discussed herein. The federal income tax consequences to the limited partners from the Sale cannot be predicted with absolute certainty. We cannot assure you that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.

     EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.
     The following discussion assumes that the Partnership is characterized as a partnership for federal income tax purposes. If the Partnership is treated for federal income tax purposes as an association taxable as a corporation, any cash available for distribution after the Sale would be reduced substantially and the tax consequences would be materially different than those described below.
     Tax Consequences if the Property is Sold. The Partnership will recognize I.R.C. Section 1231 gain (as defined below) from the sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership’s amount realized from the Sale includes the sum of cash it receives from Purchaser plus the fair market value of any property it receives other than money. If Purchaser assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the Partnership’s amount realized as though Purchaser had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees, and title costs, reduce the Partnership’s amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership agreement. The amount of selling expenses is an estimate based on a number of assumptions with respect to closing costs discussed under “Estimated Distribution of Sale Proceeds.”
     To the extent that a partnership is not a “dealer” with respect to a property, any gain recognized by the Partnership generally will be taxed as gain arising from the sale of property used in the partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each limited partner will be allocated its share of the Partnership’s I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary income to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Partnership’s property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years. If that were to occur, such limited partner may be unable to offset the gain on the Sale against the estimated capital losses outlined above because of limitations applicable to capital losses. In general, capital losses are deductible only to the extent of capital gains, plus, in the case of individuals, trusts and estates, $3,000 per year ($1,500 in the case of a married individual filing a separate return). Individuals, trusts and estates may be eligible to carry unused capital losses indefinitely to future years until the losses can be used. The deductibility of losses is complicated, and each limited partner is urged to consult his, her or its tax advisor.

     In addition, if the liquidation of the Partnership occurs in a different tax year than the year of the Sale, limited partners will be unable to offset the gain from the Sale of the Property against the estimated capital loss on the liquidation.
     Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property’s basis plus all amounts allowed or allowable for depreciation) of the transferred property exceeds that property’s adjusted basis. The Managing General Partner does not anticipate that the Partnership will have any I.R.C. Section 1245 gain or loss on the Sale.
     Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership’s residential rental real property.
     In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership’s sale of the Property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain is taxed currently is 25%. As indicated above, the Managing General Partner estimates that the limited partners of the Partnership will be allocated unrecaptured I.R.C. Section 1250 gain of $36 per Unit.
     In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates. As indicated above, the Managing General Partner estimates that the limited partners will be allocated I.R.C. Section 1231 gain that does not constitute unrecaptured I.R.C. Section 1250 gain in the amount of $5 per Unit. This gain should qualify for the preferential capital gain tax rates noted above for limited partners who are individuals, trusts or estates unless such limited partner has unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years, as discussed above.

     If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items potentially may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. As indicated above, the Managing General Partner estimates that the limited partners will be allocated a loss of $1 per Unit and will have a capital loss upon liquidation of Units of $54 per Unit. These estimated losses may be available to offset the full amount of estimated unrecaptured I.R.C. Section 1250 gain and the Section 1231 gain on the Sale. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the Sale will depend upon each limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.
     Distributions of Cash in Liquidation of Units. A distribution of cash by the Partnership to a limited partner in liquidation of Units will be treated as an amount realized from a sale of the limited partner’s Units and will result in taxable gain only to the extent that the cash distribution exceeds the limited partner’s adjusted tax basis in his, her or its Units and will result in taxable loss to the extent that the cash distribution is less than the limited partner’s adjusted tax basis in his, her or its Units. Generally, any gain or loss recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain or capital loss. As indicated above, the Managing General Partner estimates that the limited partners will have a capital loss upon liquidation of the Units of $54 per Unit on account of syndication fees that are nondeductible at the Partnership level.
     Proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership’s debts may be less than the tax liability resulting from the Sale. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain.
     Tax Consequences if the Property is Not Sold. The Property has been substantially depreciated for United States federal income tax purposes. As a result, it is possible that continued operation of the Property may generate taxable income to the limited partners unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. Limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership’s continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a Partnership tax return and it will continue to receive management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.
THE PROPERTY
     General. The Property is a 185-unit rental apartment complex located in Seminole County, Florida. The Property has been owned and operated by the Partnership continuously since 1982.

     Average Rental Rates and Occupancy. The following shows the average annual rental rates and occupancy percentages for the Property during the periods indicated.

Average Rental Rate (per unit)			Average Occupancy
2010	2009	2008	2010	2009	2008
$7,759	$8,278	$8,876	95%	92%	94%
THE PARTNERSHIP
     General Information. The Partnership is a California limited partnership organized on August 28, 1981. Its primary business is to acquire and operate income-producing commercial and multi-family residential properties for investment. The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, telephone (864) 239-1000.
     Limited Partners. As of the Record Date, there were 82,428 Units issued and outstanding owned by 1,805 limited partners of record.
     Set forth below are all persons and entities known by the Partnership to be the beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of the Record Date.
Class — Limited Partners

	Approximate	Approximate
Entity Name and Address	Number of Units	Percent of Class
AIMCO/Bethesda Holdings, Inc.[1] 4582 South Ulser Street Parkway, Suite 1100 Denver, CO 80237	53,930	65.43%

[1]	AIMCO/Bethesda Holdings, Inc. is owned by AIMCO Properties, L.P. (“Aimco Properties”) and LAC Properties Operating Partnership, L.P. AIMCO Properties is the operating partnership of Aimco. The general partner of AIMCO Properties is AIMCO-GP, Inc., which is a wholly owned subsidiary of Aimco. Through AIMCO-GP, Inc. and AIMCO-LP Trust, of which Aimco is the sole beneficiary, Aimco owns approximately 93% of AIMCO Properties.
     Trading Market. There is not any established trading market for the Units.
     Investment Portfolio. The following shows the location of, the number of apartment units in, the date of purchase, the nature of the Partnership’s ownership interest in and the use of the Partnership’s properties.

		Date of
Property	Units	Purchase	Type of Ownership	Use
Willow Park on Lake Adelaide Apartments Atlamonte Springs, Florida	185	12/13/82	Fee simple subject to first, second and third mortgages	Apartment

     Distributions. There were no distributions made to the partners of the Partnership during the three months ended March 31, 2011 nor during the years ended December 31, 2010 and 2009.
     Indebtedness. The Property is encumbered by three mortgage loans with an aggregate unpaid balance of approximately $6,722,864 as of April 30, 2011. The Partnership has other indebtedness of $1,358,087 as of April 30, 2011, including $1,201,862 of indebtedness to the Managing General Partner or its affiliates.
     Financial Information. Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2010 and 2009 fiscal years set forth in Part II, Item 8 of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the United States Securities and Exchange Commission (the “SEC”) on March 25, 2011 (the “2010 10-K”), and the unaudited financial statements of the Partnership, set forth in Part I of the Partnership’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed with the SEC on May 12, 2011 (the “10-Q”). See “Where You Can Find More Information.”
     If the Property is not sold, the Partnership will continue to operate the Property, and there can be no assurance that the Property will be operated profitably, that the Partnership will make any future distributions to limited partners, that if the Partnership does make any future distributions limited partners will receive distributions equal to their tax liability on taxable income allocable to them, that the Property can be operated without substantial improvements, or that a sale of the Property on comparable or more favorable terms compared to the Sale will be possible in the future.
THE PURCHASER
     The Purchaser, which is not affiliated with the Partnership, agreed to acquire the Property through an arms-length negotiation. The Purchaser has an office located at 400 Locust Street, Suite 690, Des Moines, IA 50309. The phone number for the Purchaser is (515) 244-2622. The Purchaser may assign its rights to acquire the Property to any affiliate so long as the Purchaser is not released from its liability under the Purchase Agreement and the Purchaser provides written notice to the Partnership of any proposed assignment at least ten days prior to the closing date. The Purchaser and its affiliates are in the business of operating residential rental housing. The Purchaser has informed the Managing General Partner that it or its affiliates plans to operate the Property following the Sale.
THE SALE
     Summary of Purchase Agreement. On the Effective Date, the Partnership and the Purchaser entered into the Purchase Agreement, pursuant to which the Partnership agreed to sell the Property to the Purchaser. A copy of the Purchase Agreement is attached as Exhibit 10.34 to the Partnership’s Current Report on Form 8-K dated May 26, 2011 and filed with the SEC on May 31, 2011 (Commission File No. 0-11095)

     Purchase Price and Deposit. The purchase price is $8,950,000, less a $400,000 credit to the Purchase for capital improvements for a net purchase price of $8,550,000, to be paid by the Purchaser as follows:
•	The Purchaser delivered an initial deposit (the “Initial Deposit”) of $100,000 to First American Title Insurance Company (the “Escrow Agent”).
•	Within one day following the expiration of the Feasibility Period (as defined below) the Purchaser must deliver an additional deposit (the “Additional Deposit,” and together with the Initial Deposit, the “Deposit”) of $250,000 to the Escrow Agent.
•	At the closing, subject to the (i) assumption of the mortgages encumbering the Property as evidenced by (a) the Amended and Restated Multifamily Note dated December 1, 2005 in the stated principal amount of $3,387,088, (b) the Multifamily Note dated December 1, 2005 in the stated principal amount of $2,900,000 and (c) the Multifamily Note dated August 31, 2007 in the stated principal amount of $800,000 (collectively, the “Notes”) and other security and related documents in connection with the mortgages (collectively, the “Assumed Encumbrances” and together with the Notes and any other documents executed by the Partnership in connection with the mortgages, the “Assumed Loan Documents”) and (ii) the release by the lenders of the Partnership, as well as any guarantors and other obligated parties under the Assumed Loan Documents, from all obligations under the Assumed Loan Documents (and any related guarantees or letters of credit), including any obligation to make payments of principal and interest under the Notes (collectively, the foregoing (i) and (ii) referred to herein as the “Loan Assumption and Release”).
•	The balance of the purchase price must be paid to and received by the Escrow Agent on the day of closing.
     Escrow. The Escrow Agent will hold the Deposit and deliver it to the party entitled to it under the Purchase Agreement. The Escrow Agent will hold the Deposit until the earlier of (i) closing, at which time the Deposit will be applied against the purchase price, or (ii) the date on which the Escrow Agent is otherwise authorized to disburse the Deposit. If prior to closing either party makes a written demand on the Escrow Agent to pay the Deposit, the Escrow Agent must give written notice to the other party of the demand. If the Escrow Agent does not receive a written objection to the proposed payment from the other party within five business days after notice, the Escrow Agent will make payment as demanded. If the Escrow Agent receives a written objection within this period, the Escrow Agent will continue to hold the Deposit until otherwise directed by written instructions from the parties or a final judgment or arbitrator’s decision. The Escrow Agent has the right to interplead the Deposit and any interest with a court of competent jurisdiction in the State of Florida at any time.
     Feasibility Period. From the Effective Date through June 27, 2011 (the “Feasibility Period”), the Purchaser and its consultants may enter the Property to conduct customary tests of the Property (collectively, the “Inspections”). The Purchaser can terminate the Purchase Agreement during the Feasibility Period. If the Purchaser exercises this termination right, the Purchase Agreement terminates and the Escrow Agent will return the Initial Deposit to the

Purchaser. If the Purchaser does not terminate during the Feasibility Period, the Purchase Agreement will remain in full force and effect, the Deposit will be non-refundable, and the Purchaser’s obligation to purchase the Property will be unconditional except only for satisfaction of the Purchaser’s closing conditions. The Purchaser did not terminate the Purchase Agreement during the Feasibility Period.
     Loan Approval Contingency Period. The Purchaser also has the right to terminate the Purchase Agreement within 60 days after the Effective Date in connection with the Assumed Encumbrances; provided, that (a) the Purchaser fully complies with its obligations under the Purchase Agreement and the requirements of the assumed mortgages in connection with obtaining the Loan Assumption and Release, (b) the Purchaser uses commercially reasonable efforts to obtain the Loan Assumption and Release, and (c) the Purchaser does not obtain the consent of the lender to the Loan Assumption and Release on terms that do not impose new material adverse conditions or material adverse modifications to the existing loan terms on the Purchaser within 60 days after the Effective Date (the “Loan Approval Period”), then the Purchaser shall have the right to give Escrow Agent notice terminating the Purchase Agreement based solely on the fact that the Loan Assumption and Release has not been approved by the lender (the “Loan Assumption Approval Termination”) on or before the expiration of the Loan Approval Period, in which event the Purchase Agreement shall be of no further force and effect, subject to and except for the Purchaser’s indemnity obligations and certain other provisions the Purchase Agreement which survive such termination, and Escrow Agent shall forthwith return the Deposit to the Purchaser. Provided that (a) the Purchaser fully complies with its obligations under the Purchase Agreement and the requirements of the Assumed Loan Documents and with obtaining the Loan Assumption and Release, (b) the Purchaser has and is using commercially reasonable efforts to obtain the Loan Assumption and Release, (c) the Purchaser is not in default under the terms the Purchase Agreement, and (d) the Purchaser does not obtain the consent of the lender to the Loan Assumption and Release on terms and conditions that do not impose new material adverse conditions or material adverse modifications to the existing loan terms on the Purchaser, on or before Loan Approval Period, Purchaser shall be permitted one 30-day extension of the Loan Approval Period for the sole purpose of obtaining lender’s approval of the Loan Assumption and Release. In order to exercise such 30-day extension of the Loan Approval Period, the Purchaser must (i) deliver written notice of such extension to the Partnership no later than five business days prior to the scheduled expiration of the original Loan Approval Period, and (ii) simultaneously with such notice to the Partnership, deliver to Escrow Agent the amount of $25,000, which amount when received by Escrow Agent shall be added to the Deposit hereunder, shall be non-refundable (except as otherwise expressly provided herein with respect to the Deposit), and shall be held, credited and disbursed in the same manner as provided hereunder with respect to the Deposit.
     Conduct of Investigation. The Purchaser cannot perform any invasive tests on the Property, including any environmental or structural testing that would require invasion of the Property, without the Partnership’s prior written consent. Further, the Partnership has the right to disapprove any test that, in the Partnership’s reasonable judgment, could result in injury to the Property, breach of any contact, exposure of the Partnership to any losses or violations of applicable law, or otherwise adversely affect the Property. The Purchaser cannot permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property in connection with any Inspections. The Purchaser must give reasonable advance notice to the Partnership prior to any entry onto the Property and will permit the Partnership to have a representative present during all Inspections conducted at the Property. The Purchaser must take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment. The Purchaser must restore the Property to the same condition existing immediately prior to any inspection.
     The Purchaser Indemnification. The Purchaser agreed to indemnify the Partnership and its affiliates against damages related to the Purchaser’s or its consultant’s entry onto the Property and any Inspections.
     Property Contracts. The Partnership must deliver a list of all current property contracts to the Purchaser. On or before the expiration of the Feasibility Period, the Purchaser may deliver written notice to the Partnership specifying any property contracts which the Purchaser wants to terminate at closing (the “Terminated Contracts”). If any Terminated Contract requires payment of a penalty or premium for cancellation, the Purchaser is responsible for the payment. If any property contract to be assigned to the Purchaser requires vendor consent, the Purchaser may attempt to obtain that consent before closing.
     Day of Closing. The Sale is scheduled to occur on August 9, 2011. The Partnership has the option, by delivering written notice to the Purchaser, of extending the closing to a date not later than 45 days following the original closing date. The Purchaser has the additional right to extend the closing date for up to 10 days in the event of an impending hurricane or tropical storm watch or warning so as to allow time to procure adequate insurance coverage for the Property.
     Closing Costs. The Purchaser must pay sales, use, gross receipts or similar taxes, recording costs for the release of liens, document and stamp taxes due in connection with the Loan Assumption and Release, title insurance premiums and one-half of the customary closing costs of the Escrow Agent, including any sums required by First American Title Insurance Company for administering the escrow of the Deposit. The Partnership must pay one-half of the customary closing costs of the Escrow Agent and all the transfer tax imposed on the conveyance and recording of the special warranty deed.
     Prorations. The parties agreed to customary prorations as of the day of closing.
     Post Closing Adjustments. The Purchaser or the Partnership may request that the other party undertake to readjust any item on the proration schedule with the exception of real estate taxes. However, neither party has any obligation to readjust any items (a) after the expiration of 60 days after closing, or (b) if such items do not exceed $5,000 in magnitude (either individually or in the aggregate).
     The Partnership’s Representations. The Partnership made customary representations and warranties which survive closing for six months. Except for the Partnership’s specific representations, the Property is expressly being sold and purchased “as is,” “where is,” and “with all faults.” The Partnership’s maximum liability to the Purchaser for any misrepresentation or breach of warranty is $500,000 in any individual instance or in the aggregate. In addition, the

Purchaser cannot bring any action against the Purchaser for a misrepresentation or breach of warranty unless the claim for damages (either in the aggregate or as to any individual claim) exceeds $5,000.
     The Purchaser’s Representations. The Purchaser made customary representations and warranties.
     Leases and Property Contracts. From the Effective Date to closing, the Partnership may enter into or modify property contracts or leases in the ordinary course of business without the Purchaser’s written consent. However, new or renewed leases must not have a term in excess of one year without the Purchaser’s prior written consent.
     General Operation of Property. The Partnership must operate the Property in the ordinary course of business. The Partnership cannot make material alterations to the Property or remove any material fixtures or tangible personal property without the Purchaser’s written consent, except as necessary in the Partnership’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in the Partnership’s reasonable discretion materially adversely affects the use, operation or value of the Property. Under the Purchase Agreement the Partnership agrees that at the closing (a) the Partnership will deliver to the Purchaser the same number (or less) of tenant units which were vacant and not in rent-ready condition on the date that the Feasibility Period expired, or (b) the Purchaser shall receive a credit against the purchase price in an amount equal to the product of (i) the number of additional tenant units on the date of the closing that are vacant and not in rent-ready condition in excess of the number of tenant units that were vacant and not in rent-ready condition on the date that the Feasibility Period expired, and (ii) $750.00.
     Liens. Without the Purchaser’s written consent, the Partnership cannot voluntarily create or cause any lien or encumbrance to attach to the Property other than utility easements and temporary construction easements granted by the Partnership in the ordinary course of business.
     The Purchaser’s Closing Conditions. The Purchaser’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents required to be delivered by the Partnership to the Purchaser at closing must have been delivered;
(b)	each of the Partnership’s representations must be true in all material respects as of closing;
(c)	the Partnership must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by Partnership under the Purchase Agreement;
(d)	Subject to Purchaser’s performance of its obligations under the Purchase Agreement and provided Purchaser is not in default under the Purchase Agreement, the title company shall be irrevocably and unconditionally committed to issue the title policy to Purchaser; and

(e)	The lenders shall consummate the Loan Assumption and Release in accordance with the loan assumption terms required by the lenders; provided, that if the reason that the lenders have not consummated the Loan Assumption and Release is due to Purchaser’s acts or omissions or its failure, in whole or in part, to comply with the terms of the Purchase Agreement relating to the Loan Assumption and Release or Purchaser’s failure to have timely executed and delivered all documents in accordance therewith, this condition shall be deemed satisfied.
     If any condition set forth above is not met, the Purchaser may: (i) waive any of the conditions and proceed to closing without offset or deduction from the purchase price, (ii) terminate the Purchase Agreement and receive a return of the Deposit from the Escrow Agent or (iii) if the failure to meet a condition constitutes a default by the Partnership, exercise remedies provided to it in the Purchase Agreement
     The Partnership’s Closing Conditions. The Partnership’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents and funds required to be delivered by the Purchaser to the Partnership at closing must have been delivered;

(b)	each of the Purchaser’s representations must be true in all material respects as of the day of closing;

(c)	the Purchaser must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by the Purchaser under the Purchase Agreement;

(d)	The Partnership shall not be a debtor in any bankruptcy proceeding;

(e)	the Partnership must have received all consents, documentation and approvals necessary to consummate the Sale (i) from the partners, and (ii) as required by law;

(f)	there must not be pending or, to the knowledge of the Purchaser or the Partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the Purchase Agreement or declare any of the Purchaser’s obligations illegal, invalid or nonbinding; and

(g)	the Loan Assumption and Release shall have occurred.
     If any of these conditions are not met, the Partnership may (i) waive the conditions and close, or (ii) terminate the Purchase Agreement, and, if the failure to meet a condition constitutes a Purchaser default, exercise any of its remedies under the Purchase Agreement. If the Purchaser terminates the Purchase Agreement because of the failure of the condition set forth in subparagraph (e) above, then the Partnership shall reimburse Purchaser for its actual out-of-pocket expenses incurred through the date of such termination in connection with the transaction contemplated by the Purchase Agreement (in no event, to exceed $50,000) and Purchaser shall deliver to the Partnership copies of any and all third-party reports prepared for Purchaser related thereto; provided, however, that if such failure constitutes a default by Purchaser, the Partnership shall not be required to reimburse Purchaser.
     Brokerage. If the Sale closes, the Partnership will pay the Broker a commission according to the terms of a separate contract.
     The Purchaser Default. If the Purchaser defaults in its obligations under the Purchase Agreement to (i) deliver the Additional Deposit (or any other deposit or payment required of the Purchaser under the Purchase Agreement), (ii) timely deliver the Purchaser’s closing deliveries, or (iii) timely deliver the purchase price and timely close, then, immediately and without the right to receive notice or to cure as set forth in the Purchase Agreement, the Purchaser will forfeit the Deposit and neither party will be obligated to proceed with the Sale. If, the Purchaser defaults in any of its other representations, warranties or obligations under the Purchase Agreement, and such default continues for more than ten days after written notice from the Partnership, then the Purchaser will forfeit the Deposit and neither party will be obligated to proceed with Sale.
     Partnership Default. If the Partnership defaults, other than with respect to the Partnership’s obligation to sell the Property, and such default continues for more than ten days after written notice of default from the Purchaser, then:
(a)	the Purchase Agreement will terminate, and all payments and things of value, including the Deposit, provided by the Purchaser will be returned to the Purchaser and the Partnership will pay to the Purchaser, as its sole recoverable damages, its direct and actual out-of-pocket expenses and costs incurred in connection with the Sale, up to $50,000; or
(b)	the Purchaser may seek specific performance but not damages.
The Purchaser may seek specific performance only if, as a condition precedent to initiating litigation for specific performance, the Purchaser (i) delivers the total purchase price and all the Purchaser closing documents to the Escrow Agent; (ii) is not otherwise in default under the Purchase Agreement; and (iii) files suit on or before the 90th day after the closing date.
     Major Damage. If the Property is damaged or destroyed prior to closing, and the cost of repair is more than $750,000, then the Partnership is not obligated to repair the damage or destruction and must notify the Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten days after the Purchaser’s receipt of the Damage Notice, the Purchaser may elect to terminate the Purchase Agreement and recover the Deposit. If the Purchaser does not terminate, the Sale will be closed for either (i) the full purchase price and the Purchaser will receive all insurance proceeds (plus a credit against the purchase price in the amount of any deductible payable by the Partnership) at closing, or (ii) the full purchase price, less a credit to the Purchaser in the amount necessary to complete the repairs.
     Minor Damage. If the Property is damaged or destroyed prior to the closing, and the cost of repair is equal to or less than $750,000, the Sale will be closed in accordance with the Purchase Agreement. The Partnership has the option to make repairs to the extent of any recovery from insurance carried on the Property if they can be reasonably effected before the closing.
     Repairs. If the Partnership begins any repair, replacement or restoration of the Property prior to closing, then the Partnership is entitled to receive and apply available insurance proceeds to any portion of the repair, replacement or restoration completed prior to closing. The Purchaser is responsible for completion of the repairs, replacements and restorations after closing with the balance of any available insurance proceeds.
     Eminent Domain. If any material part of the Property is, or is about to be acquired, by any governmental agency by exercise of the powers of eminent domain, the Partnership will notify the Purchaser and the Purchaser may terminate the Purchase Agreement and recover the Deposit within ten days thereafter. If the Purchaser does not terminate, the Sale will be closed and the Purchaser will receive the full benefit of any condemnation award.
     1031 Exchange. The Sale may be part of a tax-free exchange for either the Purchaser or the Partnership. Each party to the Purchase Agreement agreed to take all reasonable steps on or before closing to facilitate such exchange if requested by the other party, and to obtain all documentation in connection the exchange.
PLANS FOLLOWING THE SALE
     Upon the completion of the Sale and after the payment of the transaction related costs and other outstanding obligations of the Partnership, the Partnership will be dissolved and its affairs wound up in accordance with the terms of the Partnership Agreement. The Partnership will reserve a portion of the proceeds of the Sale to cover the administrative costs of operating the Partnership until its liquidation and dissolution, including management fees, taxes, the cost of audits, printing and mailing and the preparation and filing of the Partnership’s tax returns. The Partnership also will reserve a portion of the proceeds of the Sale to cover costs associated with the dissolution and liquidation of the Partnership. See also “Certain United States Federal Income Tax Consequences” for a discussion of the tax consequences of the Sale and the liquidation of the Partnership.
INTEREST OF CERTAIN PERSONS IN THE SALE
     The Managing General Partner has interests, some of which are in conflict with the interests of the limited partners, with respect to the Sale. As of April 30, 2011, the Managing General Partner and its affiliates hold approximately $1,201,862 of Partnership indebtedness (including accrued fees, loans and accrued interest) which will be repaid from the Sale proceeds. In addition, a general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the Managing General Partner’s liability for existing and future Partnership debt and liabilities. As noted above, affiliates of Aimco control the Managing General Partner and own approximately 65.43% of the outstanding Units of the Partnership as of the Record Date. This results in affiliates of Aimco owning 66.46% of the total outstanding partnership interests in the Partnership, including the general partnership interest, as of the Record Date. Further, in accordance with the terms of the Partnership Agreement, the Managing General Partner will receive an incentive compensation fee of approximately $126,251 from the sales proceeds, assuming the closing of the Sale occurred as of April 30, 2011.
THE MANAGING GENERAL PARTNER’S RECOMMENDATION
     The Managing General Partner recommends that limited partners consent to the Sale. The Managing General Partner is of the opinion that the Sale is in the best interests of the Partners. See “Reasons For The Sale.”
SOLICITATION OF CONSENTS
     We are soliciting consents from limited partners to approve the Sale pursuant to the Purchase Agreement. Your consent to the Sale will also be deemed to authorize the Managing General Partner, in its discretion, to reduce the purchase price for the Property by up to 10% and make any other amendments to the Purchase Agreement which, in the Managing General Partner’s opinion, are necessary, appropriate or desirable in connection with the Sale and that do not materially and adversely affect the Partnership.
     Consents Required for Sale. Section 16.2.5 of the Partnership Agreement provides that the sale of all or substantially all of the assets of the Partnership must be approved by limited partners owning more than 50% of the outstanding Units. The Property constitutes substantially all of the Partnership’s assets. As of the Record Date, the Partnership had approximately 1,805 limited partners who collectively owned 82,428 Units. Each Unit represents approximately 0.0012% of the outstanding Units. As of the Record Date, Aimco Properties and its affiliates owned 53,930, or approximately 65.43%, of the outstanding Units. However, 37,149 Units held by Aimco Properties and its affiliates are subject to a voting restriction. Aimco Properties and its affiliates previously agreed to vote the 37,149 Units it holds (i) against any proposal to increase the Managing General Partner’s compensation as set forth in the Partnership Agreement, and (ii) with respect to any proposal made by it or any of its affiliates, in proportion to votes cast by other unitholders. Aimco Properties and its affiliates will vote these Units accordingly. Aimco Properties and its affiliates have indicated that they will vote their 16,781 Units that are not subject to the restriction, or approximately 20.36% of the outstanding Units, in favor of the Sale. Accordingly, the consent of the limited partners owning at least 7.11% of the remaining outstanding Units, or approximately 5,860 Units, that are not subject to the voting restriction will be required to obtain the requisite approval for the Sale.
     Record Date. The Partnership has fixed July ___, 2011 as the Record Date for determining the limited partners entitled to notice of and consent to the Sale. Only limited partners of record on the Record Date may execute and deliver a Consent Form.
     Solicitation of Consents. This solicitation is being made by NPI Equity Investments, Inc., the Managing General Partner of the Partnership, on behalf of the Partnership. The Managing General Partner has retained Eagle Rock Proxy Advisors, LLC to act as its Solicitation Agent in connection with this consent solicitation. The Partnership will pay the Solicitation Agent reasonable and customary compensation for its services in connection with the consent solicitation, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Consents may be solicited by mail, telephone, email and in person. Solicitations may be made by the Managing General Partner’s representatives, none of whom will receive additional compensation for such solicitations. The cost of preparing, assembling, printing and mailing this Consent Solicitation Statement and the enclosed Consent Form will be borne by the Partnership.
     Solicitation Period. The solicitation period will commence upon the mailing of this Consent Solicitation Statement and end on the Expiration Date, or such later date as the Managing General Partner may indicate by a future written notice of extension of the solicitation period. The Managing General Partner expressly reserves the right to extend the period during which consents are solicited in its sole discretion, at any time, and from time to time.
     Consent Procedures. Limited partners who desire to consent to the Sale should do so by marking the appropriate box on the included Consent Form and by signing, dating and delivering the Consent Form to the Solicitation Agent by hand, mail, overnight courier or facsimile at the address or facsimile number set forth on the last page of this Consent Solicitation Statement and on the Consent Form, all in accordance with the instructions contained in this Consent Solicitation Statement and the Consent Form.
     All Consent Forms that are properly completed, signed and delivered to the Solicitation Agent and not properly revoked (See “Revocation of Instructions” below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof. IF A CONSENT FORM IS DELIVERED WITHOUT ANY BOX MARKED, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE SALE.
     Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the Units is registered. If the Units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.
     The execution and delivery of a Consent Form will not affect a limited partner’s right to sell or transfer the Units. All Consent Forms received by the Solicitation Agent (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such Units subsequent to the Record Date, unless the limited partner revokes such Consent Form prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures set forth under “Revocation of Instructions” below.
     All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by the Managing General Partner in its sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with the deliveries of Consent Forms must be cured within such time as the Managing General Partner determines. Neither the Managing General Partner nor any of its affiliates or any other persons will be under any duty to give any notification of any such defects, irregularities or waivers, nor will any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by the Managing General Partner will be conclusive and binding.
     Revocation of Instructions. Any limited partner who has delivered a Consent Form to the Solicitation Agent may revoke the instructions set forth in such Consent Form by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form, (ii) be in the form of a subsequent Consent Form marked as “CONSENTS,” “WITHHOLDS CONSENT” or “ABSTAINS” as the case may be, or in a writing delivered to the Managing General Partner stating that the prior Consent Form is revoked, (iii) be signed by the limited partner in the same manner as the original signature on the Consent Form, and (iv) be received by the Solicitation Agent prior to 5:00 p.m., New York City time, on the Expiration Date at the address or facsimile number set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or facsimile number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. NO LIMITED PARTNER MAY REVOKE THE INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
     No Appraisal Rights. Limited partners of the Partnership are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the Sale.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
SHARING AN ADDRESS
     Only one Consent Solicitation Statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of limited partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this Consent Solicitation Statement, including copies of all documents incorporated by reference into this Consent Solicitation Statement, to a limited partner at a shared address to which the Partnership delivered a single copy of the Consent Solicitation Statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this Consent Solicitation Statement, the limited partner may contact the Partnership c/o Eagle Rock Proxy Advisors, LLC, 12 Commerce Drive, Cranford, New Jersey 07016; telephone: (800) 217-9608; facsimile: (908) 497-2349.

     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this Consent Solicitation Statement if they are receiving multiple copies of Consent Solicitation Statement.
WHERE YOU CAN FIND MORE INFORMATION
     Certain financial information relating to the Partnership is hereby incorporated by reference to the Partnership’s audited financial statements for its 2010 and 2009 fiscal years set forth in Part II, Item 8 of the Partnership’s 2010 10-K, and the Partnership’s unaudited financial statements for the period ended March 31, 2011, set forth in Part I, Item 1 of the Partnership’s 10-Q (Commission File No. 0-11095). Such reports and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates by calling 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov where you can access reports, proxy, information and registration statements and other information regarding registrants that file electronically with the SEC.
THE SOLICITATION AGENT FOR THIS CONSENT SOLICITATION IS:
EAGLE ROCK PROXY ADVISORS, LLC

By Mail:	By Overnight Courier:	By Hand:
12 Commerce Drive Cranford, New Jersey 07016	12 Commerce Drive Cranford, New Jersey 07016	12 Commerce Drive Cranford, New Jersey 07016

By Facsimile:		For Information, Please Call:
(908) 497-2349		TOLL FREE (800) 217-9608

NATIONAL PROPERTY INVESTORS 5
c/o Eagle Rock Proxy Advisors, LLC
12 Commerce Drive
Cranford, New Jersey 07016
CONSENT OF LIMITED PARTNER
     The undersigned, a limited partner of National Property Investors 5 (the “Partnership”), and the owner of a limited partnership interest in the Partnership, acting with respect to all of the limited partnership interest in the Partnership owned by the undersigned, hereby:

[_____]Consents	[_____]Withholds Consent	[_____]Abstains to the Sale.
     This Consent is solicited by the Managing General Partner. The Managing General Partner recommends that limited partners consent to the Sale. IF NO ELECTION IS SPECIFIED, AN OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT WILL BE DEEMED A CONSENT TO THE SALE.
     The undersigned hereby acknowledges receipt of the Consent Solicitation Statement. Capitalized terms used in this Consent and not defined in this Consent have the meanings set forth in the Consent Solicitation Statement, dated July ___, 2011, of the Partnership.
     A fully completed, signed and dated copy of this Consent should be sent to the Solicitation Agent by mail or overnight courier to the appropriate address specified below, or by fax to the fax number specified below, prior to 5:00 p.m., New York City time on the Expiration Date.
     Completed and signed consents should be sent to Eagle Rock Proxy Advisors, LLC by mail or overnight courier at 12 Commerce Drive, Cranford, New Jersey 07016; or by fax at (908) 497-2349.

Dated:	By:

Please Print Name
     Please sign exactly as you hold your Units. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.